UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2017

LendingTree, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Gabriel Dalporto and Appointment of J.D. Moriarty as Chief Financial Officer

On August 30, 2017, Gabriel Dalporto resigned as our Chief Financial Officer and accepted a role as Executive Advisor in addition to a role as member of our Board of Directors as described below. On the same date, our Board of Directors appointed John (J.D.) Moriarty as our Chief Financial Officer. Mr. Moriarty previously served as our Senior Vice President - Corporate Development, a position he held since June 2017. Prior to that, Mr. Moriarty was Head of Americas Equity Capital Markets at Bank of America Merrill Lynch. Mr. Moriarty spent over 22 years at Merrill Lynch and Bank of America in various roles in both equity markets and investment banking. Mr. Moriarty holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in Economics & Finance from Bucknell University. Mr. Moriarty is 45 years old.

On August 30, 2017, we entered into an Amendment to Employment Agreement with Mr. Dalporto pursuant to which he will continue employment in a new role as Executive Advisor until February 7, 2018, when his term will cease. Mr. Dalporto’s compensation will continue at its prior level and he will have substantially the same benefits associated with termination without cause or resignation for good reason, except that the definition of good reason was modified to reflect the change in position. The amendment continues our agreement that all of Mr. Dalporto’s equity in our company will vest upon a change in control, but he will not be entitled to other enhanced benefits upon a change in control.

On August 30, 2017, the Compensation Committee approved the terms of Mr. Moriarty’s compensation as follows: (i) three-year term of employment; (ii) annual base salary of $400,000; (iii) target annual bonus opportunity of 75% of annual base salary; (iv) severance upon termination without cause or resignation with good reason equal to 100% of annual base salary, increase to 200% if following a change in control.

There are no arrangements or understandings between Mr. Moriarty and any other persons pursuant to which he was selected as our Chief Financial Officer, and no transactions between our company and Mr. Moriarty which require disclosure under Item 404(a) of Regulation S-K.

Appointment of Gabriel Dalporto to Board of Directors

On August 30, 2017, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Mr. Dalporto to fill a newly-created vacancy on our Board of Directors. Mr. Dalporto was not appointed immediately to any committees of the Board of Directors. For a description of Mr. Dalporto’s business experience, see “Information Concerning Executive Officers” in our 2017 Proxy Statement, which was filed with the SEC on April 28, 2017.

Mr. Dalporto will receive no additional compensation for his service on the board of directors while he is serving as Executive Advisor. After the term of his employment ends, he will be compensated in accordance with the compensation plan for non-employee directors as approved by our board of directors at that time.

There are no arrangements or understandings between Mr. Dalporto and any other persons pursuant to which he was selected as a director, and no transactions between our company and Mr. Dalporto which require disclosure under Item 404(a) of Regulation S-K, other than as described under “Certain Relationships and Related Transactions - Other Arrangements” in our 2017 Proxy Statement.

Item 7.01.     Regulation FD Disclosure.

On August 30, 2017, the Company issued a press release announcing the foregoing matters. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release, dated August 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2017

LENDINGTREE, INC.

	By:	/s/ Katharine F. Pierce
Katharine F. Pierce
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 30, 2017.